EXHIBIT 10.9

THIS AMENDMENT dated March 1, 1995 to AGREEMENT dated May 1, 1980,

BETWEEN	THE NEWARK GROUP, INC., a New Jersey corporation having its principal office at 20 Jackson Drive, Cranford, NJ 07016 (“Newark”),

AND	FREDERICK G. VON ZUBEN, a resident of New Vernon, New Jersey (“von Zuben”);

W I T N E S S E T H    T H A T :

WHEREAS, by agreement dated May 1, 1980, Newark and von Zuben agreed that upon termination of von Zuben’s employment by Newark, Newark would purchase all of von Zuben’s shares for “book value”, which was defined as an amount per share equal to the net worth of Newark divided by the number of shares outstanding; and

WHEREAS, von Zuben is now the Chief Operating Officer of Newark and soon will be elected as its Chief Executive Officer, and thus Newark desires to provide von Zuben with every incentive to contribute to Newark’s prosperity; and

WHEREAS, Newark, therefore believes it is in its best interests to enable von Zuben to realize the full value for the shares now owned by von Zuben and hereafter acquired by von Zuben, and further desires to provide von Zuben with a market for his shares upon the termination of his employment with Newark, which it is anticipated will occur at the time of his retirement; and

WHEREAS, the parties understand and agree that it remains in the best interests of Newark to restrict the transferability of the shares owned by von Zuben, and

NOW THEREFORE, the parties hereto agree that the Agreement dated May 1, 1980 is hereby amended in the following respects:

1. When von Zuben sells his shares to Newark pursuant to Section 1 of the Agreement, the amount of the purchase price determined pursuant to Section 1.1 shall be the fair market value per share as at the date of the sale, which the parties hereto agree shall be the then value per share as determined for by the independent appraiser engaged to determine the price at which Newark purchases shares from participants in Newark’s Employees Stock Ownership Plan (“ESOP”) who desire to sell their shares to Newark pursuant to the “put option” described in the ESOP.

2. The restrictions set forth in the Agreement shall not apply with respect to any shares acquired by von Zuben from the ESOP.

3. If any portion of the purchase price is paid by Newark’s Installment Promissory Note, such note shall provide for the payment of interest at the prime rate as in effect from time to time as published in the Money Rates column of the Wall Street Journal.

4. In all other respects the Agreement shall remain in full force and effect.

THE NEWARK GROUP, INC.

	By:	/s/ Edward K. Mullen
Edward K. Mullen, Chairman
WITNESS:

/s/ Benedict M. Kohl		/s/ Frederick G. von Zuben
Benedict M. Kohl		Frederick G. von Zuben